Exhibit 10.3
STOCK OPTION GRANT NOTICE FOR SENIOR MANAGEMENT
PURSUANT TO THE
CAPITOL BANCORP LTD. 2011 EQUITY INCENTIVE PLAN

Capitol Bancorp Ltd. (the “Company”), pursuant to its 2011 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Option Agreement, the Plan, and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (Per Share):

Total Exercise Price:

Expiration Date:

Type of Grant:                     ☐ Incentive Stock Option1                      ☐ Nonstatutory Stock Option

Exercise Schedule:             Same as Vesting Schedule

Vesting Schedule:
[__of the shares vest one year after the Vesting Commencement Date; the balance of the shares vest in a series of __  successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date.]

Payment:	By one or a combination of the following items (described in the Option Agreement):

☐ By cash or check
☐ By bank draft or money order payable to the Company
☐ Pursuant to a Regulation T Program if the Shares are publicly traded
☐ By delivery of already-owned shares if the Shares are publicly traded
☐ If and only to the extent this option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement2

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder by the Company, and (ii) the following agreements only:

OTHER AGREEMENTS:    _______________________________________________________________________

1 If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

2 Any portion of this option intended to qualify as an Incentive Stock Option may not be exercised by net exercise.

CAPITOL BANCORP LTD.                                                                OPTIONHOLDER:

By:    _____________________________                                      _________________________________
Signature                                                                                       Signature

Title:    ____________________________                                      Date:   ___________________________

Date:   ____________________________

ATTACHMENTS: Option Agreement, 2011 Equity Incentive Plan and Notice of Exercise

ATTACHMENT I
OPTION AGREEMENT

CAPITOL BANCORP LTD.
2011 EQUITY INCENTIVE PLAN

OPTION AGREEMENT FOR SENIOR MANAGEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Capitol Bancorp Ltd. (the “ Company ”) has granted you an option under its 2011 Equity Incentive Plan (the “ Plan ”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1.   VESTING. Subject to the limitations contained herein and the potential vesting acceleration provisions set forth in Section 9 hereof, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2.   NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.   METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any one or more of the following manners  unless otherwise provided in your Grant Notice :

(a)   Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)   Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)   If the Option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, however, that shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2) shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations.

4.   WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

5.   SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6.   TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)   immediately upon the termination of your Continuous Service for Cause;

(b)   three (3) months after the termination of your Continuous Service for any reason other than Cause, Disability or death, provided  however,  that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service’

(c)   twelve (12) months after the termination of your Continuous Service due to your Disability;

(d)   eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e)   the Expiration Date indicated in your Grant Notice; or

(f)   the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

7.   EXERCISE.

(a)   You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)   By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c)   If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

8.   TRANSFERABILITY.

(a)   If your option is an Incentive Stock Option, your option is generally not transferable, except (1) by will or by the laws of descent and distribution or (2) pursuant to a domestic relations order (provided that such Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer), and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option. In addition, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust, provided that you and the trustee enter into transfer and other agreements required by the Company.

(b)   If your option is a Nonstatutory Stock Option, your option is not transferable, except (1) by will or by the laws of descent and distribution, (2) pursuant to a domestic relations order, (3) with the prior written approval of the Company, by instrument to an inter vivos or testamentary trust, in a form accepted by the Company, in which the option is to be passed to beneficiaries upon the death of the trustor (settlor) and (4) with the prior written approval of the Company, by gift, in a form accepted by the Company, to a permitted transferee under Rule 701 of the Securities Act.

9.   INVOLUNTARY TERMINATION FOLLOWING A CHANGE IN CONTROL.

(a)   If a Change in Control occurs and as of, or within six months after, the effective time of such Change in Control your Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination which is a Resignation for Good Reason (as defined below), then, as of the date of termination of Continuous Service, twenty-five percent (25%) of the portion of your option subject to vesting that is unvested on the effective date of such termination will vest and become exercisable immediately upon such termination.

(b)   “Resignation for Good Reason” means that you voluntarily terminate employment after any of the following are undertaken without your express written consent:

(i)  the assignment to you of any duties or responsibilities that results in a significant diminution in your employment role in the Company as in effect immediately prior to the effective date of the Change in Control;  provided, however,  that mere changes in your title or reporting relationships alone shall not constitute a basis for Resignation for Good Reason;

(ii)  a greater than five percent (5%) aggregate reduction by the Company in your annual base salary, as in effect on the effective date of the Change in Control or as increased thereafter;  provided, however, that if there are across-the-board proportionate salary reductions for all officers, management-level and other salaried employees due to the financial condition of the Company, a greater than ten percent (10%) aggregate reduction by the Company in your annual base salary will be required;

(iii)  any failure by the Company to continue in effect any benefit plan or program, including fringe benefits, incentive plans and plans with respect to the receipt of securities of the Company, in which you are participating immediately prior to the effective date of the Change in Control (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company that would adversely affect your participation in or reduce your benefits under the Benefit Plans;  provided, however , that a basis for Resignation for Good Reason shall not exist under this clause (c) following a Change in Control if the Company offers a range of benefit plans and programs that, taken as a whole, is comparable to the Benefit Plans; or

(iv)  a non-temporary relocation of your business office to a location more than fifty (50) miles from the location at which you perform duties as of the effective date of the Change in Control, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control.

(c)   If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“ Payment ”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “ Excise Tax ”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of Stock Awards; reduction of employee benefits. In the event that acceleration of vesting of Stock Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your Stock Awards ( i.e. , earliest granted Stock Award cancelled last).

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

10.   OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11.   WITHHOLDING OBLIGATIONS.

(a)   At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

(b)   Upon your request and subject to approval by the Company, in its sole discretion, and in compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)   You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock unless such obligations are satisfied.

12.   TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.

13.   NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

14.   GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

ATTACHMENT II
2011 EQUITY INCENTIVE PLAN

ATTACHMENT III
NOTICE OF EXERCISE

NOTICE OF EXERCISE

2011 EQUITY INCENTIVE PLAN

Capitol Bancorp Ltd.
[______________________]
[______________________]

Date of Exercise: ___________

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐
Stock option dated:	________	
Number of shares as to which option is exercised:	________	
Shares to be issued in name of:	________	
Total exercise price:	$ ______	
Cash payment delivered herewith:	$ ______	
Regulation T Program (cashless exercise)	$ ______	
Value of ___________ already-owned shares of Capitol Bancorp Ltd. common stock delivered herewith[3]:	$ ______	
Value of ___________ shares of Capitol Bancorp Ltd. common stock pursuant to net exercise[4]:	$ ______	

[3] Shares must meet the public trading requirements set forth in the option. Shares must be valued on the date of exercise in accordance with the terms of the 2011 Equity Incentive Plan and the option being exercised and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

[4] Capitol Bancorp Ltd. must have established net exercise procedures at the time of exercise in order to utilize this payment method and must expressly consent to your use of net exercise at the time of exercise. An Incentive Stock Option may not be exercised by a net exercise arrangement.

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2011 Equity Incentive Plan (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.

Very truly yours,